Exhibit 99.1

Behringer Harvard Adds Michael A. Ernst to Management Team

DALLAS, August 1, 2008 – Behringer Harvard is pleased to announce that Michael A. Ernst has agreed to join the firm’s management team. Ernst is slated to serve in the position of executive vice president (EVP) – finance of Harvard Property Trust, LLC. He also will serve as EVP – finance for both Behringer Advisors, LLC, which is the advisor for Behringer Harvard REIT I, Inc., and HPT Management Services LP, the property manager for Behringer Harvard REIT I.

Ernst was most recently EVP and chief financial officer (CFO) of UDR, Inc., a publicly traded REIT (NYSE: UDR). In this position, which he assumed in July 2006, Ernst oversaw the areas of corporate accounting, financial planning and analysis, investor relations, treasury operations and SEC reporting for UDR.

Prior to joining UDR, Ernst was EVP and CFO of Prentiss Properties Trust (Prentiss). After joining Prentiss in 1997 in the role of vice president and treasurer, he was promoted twice, first to senior vice president and CFO in 1999, and then to EVP and CFO in 2001. During his tenure at Prentiss, Ernst played a leadership role in the development of corporate strategy and corporate mergers and acquisitions, and he structured more than $3.5 billion in capital transactions. As a member of Prentiss’ investment committee, he had responsibility for corporate and property accounting, capital markets, investor relations, and financial planning and analysis. Before he joined Prentiss, Ernst was a senior vice president in the real estate finance group of NationsBank, which is now Bank of America.

Thomas F. August is serving as the chief operating officer of Behringer Harvard REIT I, Inc.  Scott Fordham also joined the firm in May 2008 to lead the accounting team for this REIT. August, Ernst and Fordham previously served together at Prentiss as the chief executive officer, CFO and chief accounting officer, respectively. Prentiss was subsequently acquired by a publicly traded REIT, Brandywine Realty Trust (NYSE: BDN).

August said, “I’m very pleased to have this opportunity to work once again with Mike. He’ll play a key role in the financial management and operation of Behringer Harvard’s flagship investment program as it moves beyond its initial acquisition phase.”

Behringer Harvard REIT I, Inc. is in the final stages of assembling its portfolio consisting of a highly homogeneous and geographically diversified collection of institutional-quality commercial office buildings, having acquired more than 25 million square feet of multitenant office assets with an aggregate acquisition value of approximately $5 billion as of June 30, 2008.

About Behringer Harvard

Behringer Harvard is a commercial real estate company investing in assets domestically and internationally. The company creates and manages strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint

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ventures, and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Jason Mattox Chief Administrative Officer Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312

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